FOR IMMEDIATE RELEASE

Contact:      Jack L. Brozman, President & Chief Executive Officer
        Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 2004 Results - Revenue Increase of 9.1%, Earnings Decrease of 36.4% and Earnings per Share Decrease of 37.4%.

Mission, Kansas, March 15th, 2005...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced results for the year ended December 31, 2004. Revenue increased 9.1% to $81.5 million in 2004 compared to $74.7 million in 2003. Net income decreased 36.4% to $3,922,000 or $.62 per diluted share compared to $6,163,000 or $.99 in 2003.

In 2004, enrollments decreased 1.4% compared to 2003 which negatively impacted the Company’s revenue and profits. Expenses increased in several operating categories that lowered the Company’s net income compared to 2003. The increases were primarily due to additional staff and higher wages, increases in advertising, occupancy, bad debt and professional fee expenses.

We were successful in adding eleven new programs in 2004. We anticipate adding eight new programs in 2005.

Operating Results

Concorde's results for the year ended December 31, 2004 included the following:

●  Revenue grew 9.1% to $81.5 million in 2004 compared to $74.7 million in 2003.
●  Diluted earnings per share was $.62 in 2004 compared to $.99.
● Student enrollments decreased 1.4% to 9,323 in 2004 compared to 9,454 in 2003.
●  Student population decreased 10.2% to 5,148 at December 31, 2004 compared to 5,732 at December 31, 2003.
● Net income decreased $2,241,000 to $3,922,000 in 2004 compared to $6,163,000 in 2003.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2005 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Year Ended December 31, 2004 and 2003

	2004	2003
Revenue	$81,507,000	$74,714,000
Instruction costs and services	26,226,000	22,482,000
Selling and promotional	11,435,000	9,839,000
General and administrative	34,044,000	29,584,000
Provision for uncollectible accounts	3,523,000	2,893,00

Total operating expense	75,228,000	64,798,000

Operating income	6,279,000	9,916,000
Interest income and interest expense, net	207,000	155,000
Provision for income taxes	2,564,000	3,908,000

Net income	$3,922,000	$6,163,000

Basic income per share	$0.66	$1.05
Basic weighted average shares	5,980,000	5,880,000
Diluted income per share	$0.62	$0.99
Diluted weighted average shares	6,322,000	6,250,000

Condensed Balance Sheet Information	December 31, 2004	December 31, 2003

Cash and short term investments	$19, 613,000	$19,813,000
Accounts receivable, net	22,220,000	22,595,000
Other current assets	4,992,000	3,233,000

Total current assets	46,825,000	45,641,000
Fixed assets, net	9,896,000	5,397,000
Other long term assets	2,188,000	2,117,000
Total assets	58,909,000	53,155,000

Deferred revenue	24,582,000	25,540,000
Other current liabilities	7,248,000	6,104,000

Total current liabilities	31,830,000	31,644,000
Other long term liabilities	2,915,000	848,000
Stockholders' Equity	24,164,000	20,663,000
Total liabilities and Stock holders' Equity	58,909,000 00	53,155,000